KPMG LLP 345 Park Avenue New York , NY 10154	Telephone Fax Internet	212 758 9700 212 758 9819 www.us.kpmg.com

June 23, 2020

Mr. Seddik Meziani

Chairman of the Audit Committee

GraniteShares ETF Trust

205 Hudson Street- 7th Floor

New York, NY 10013

Dear Mr. Mezziani,

This is to confirm that the client-auditor relationship between the Funds of GraniteShares ETF Trust listed below and KPMG LLP has ceased.

GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF

GraniteShares HIPS US High Income ETF

GraniteShares XOUT U.S. Large Cap ETF

Very truly yours,

cc:

Benoit Autier , Chief Operating Officer - GraniteShares Advisors LLC

Office of the Chief Accountant, Securities and Exchange Commission

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.